UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 7, 2007
LEINER HEALTH PRODUCTS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	333-33121 (Commission File Number)	95-3431709 (IRS Employer Identification Number)

901 East 233rd Street, Carson, California (Address of principal executive offices)		90745 (Zip Code)
Registrant’s telephone number, including area code (310) 835-8400
N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURE

Item 8.01 Other Events.
     Leiner Health Products Inc. (the “Company”) today announced it has hired Houlihan, Lokey, Howard & Zukin (“Houlihan”) to assist the Company in considering its strategic alternatives.
     The Company believes that its liquidity requirements have recently increased primarily due to the delay in sales of new over-the-counter (“OTC”) products and re-proven OTC inventory, the increased costs and complexity of the previously-announced plant consolidations, as well as additional investments and on-going costs associated with implementing new dietary supplement compliance requirements that come into effect on June 25, 2008.
     The Company’s equity sponsors will be providing $6.50 million of capital to the Company during the month of December.
     The Company is reviewing numerous options, including obtaining additional debt or equity capital, possible sales of non-core assets, additional cost-savings, and delaying certain business activities. The Company has hired Houlihan to assist it in these efforts. Failure to implement these options, especially obtaining additional debt or equity capital, will have an adverse impact on our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in our various debt documents. We cannot provide assurances that we will be able to accomplish any of these alternatives on a timely basis or on satisfactory terms.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leiner Health Products Inc.
By:	/s/ Robert K. Reynolds
Robert K. Reynolds
President and Chief Operating Officer

Date: December 7, 2007